Exhibit 99.1

Contact:	Robert Emmers
Anita-Marie Laurie
Sitrick And Company
310-788-2850

Kimball Hill Homes Receives Waiver Extension;

Discussions on Long-term Agreement Continue

Chicago, IL — April 11, 2008 - Kimball Hill Homes announced today that it has further extended the existing waiver agreement with its lender group through May 9, 2008.  The waiver agreement was previously set to expire on April 11, 2008. During this extension period, Kimball Hill will continue active discussions with its lender group to formulate and implement a long-term solution to reposition the Company in light of current challenges facing the homebuilding industry.

“We are engaged in active discussions with our lenders and we appreciate their support to extend the current waiver agreement to help facilitate a long-term amendment,” said Kenneth Love, Chief Executive Officer. “During this period, we continue homebuilding operations as usual.”

Kimball Hill Homes, a recognized leader in the building industry and winner of numerous awards for design and quality, has been building on the Hill family tradition since 1939. Based in Rolling Meadows, IL, the company currently builds in various markets in 5 states: Texas, Florida, Illinois, Nevada and California. For more information about the company, visit their award-winning web site at www.kimballhillhomes.com.

Forward Looking Statement:

Certain statements included in this announcement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent our current expectations of forecasts of future events, and no assurance can be given that the results described in this announcement will be achieved.  You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts.  They use words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy”, or other words and terms of similar meaning.  Any or all of the forward-looking statements included in this announcement and in any other of our reports or public statements may not approximate actual experience, and the expectations derived from them may not be realized, due to known, or unknown risks and uncertainties.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements.  These factors include those items described in the following Item in Our Annual Report on Form 10-K:  Item 1, “Business”, Item 1A, “Risk Factors”, and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  If any one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance, or achievements could differ materially from those expressed in or implied by the forward-looking statements contained in the announcement.  Therefore, we caution you not to place undue reliance on these forward-looking statements.  We do not undertake any obligation or duty to update forward-looking statements.